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                                                                   EXHIBIT 10.44



GUARANTEE

DISCOVERY PARTNERS INTERNATIONAL INC., 9640 Towne Centre Drive, San Diego, CA, 92121 USA (DPI)

Hereby guarantees to

NOVARTIS INTERNATIONAL AG, Schwarzwaldallee 215, 4002 Basel (Novartis)

that it, DPI, will pay as a guarantor according to Article 496 of the Swiss Code of Obligations (CO, Burgschaft) the debt of

DISCOVERY TECHNOLOGIES AG, Gewerbestrasse 16, 4123 Allschwil (Discovery).

This guarantee is valid for a maximum amount of CHF 2'600'000. - including principal, interest and cost according to the loan agreement dated December 23, 1999 between Novartis and Discovery in the amount of CHF 2'600'000. -

This guarantee can only be called and used if the debtor Discovery has not paid any sum due to Novartis and therefor is in default. Novartis must have served Discovery with a reminder letter or the insolvency of Discovery must be obvious.

Novartis is entitled to ask for payment by the guarantor even before any other collateral has been utilized.

This guarantee expires three months after the expiry of the respective loan, i.e. on September 30, 2001, provided that Novartis has not exercised the guarantee in written before the end of the expiry period.

This guarantee shall be construed and interpreted according to the laws of Switzerland. Exclusive place of jurisdiction shall be Basel, Switzerland.

San Diego, December 23, 1999-



       /s/ illegible,  CFO
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 Discovery Partners International Inc.